Exhibit 99.1

Loop Media Reports Fiscal Second Quarter 2023 Financial Results

Q1 Revenue up 11% YoY to $5.4 Million; Quarterly Active Units up 22% QoQ

Los Angeles, CA – May 11, 2023 – Loop Media, Inc. (“Loop Media” or “Loop” or the “Company”) (NYSE American: LPTV), a leading multichannel streaming platform that provides curated music video and branded entertainment channels for businesses, is reporting financial and operating results for its fiscal second quarter ended March 31, 2023.

Fiscal Q2 2023 vs. Fiscal Q2 2022 Highlights (unless otherwise noted)

●	Revenue increased approximately 11% to $5.4 million.

●	Gross profit increased to $1.6 million, with gross margin of 29.4%.

●	Net loss was $9.8 million or $(0.17) per share, compared to a loss of $5.0 million or $(0.11) per share.

●	Adjusted EBITDA (a non-GAAP financial measure defined below) was $(5.6) million compared to $(3.0) million.

●	As of March 31, 2023, the Company had 32,734 quarterly active units (QAUs) operating on its platform, an increase of 22% compared to FQ1 2023.

Management Commentary

“While we did achieve quarterly growth year-on-year, the sequential high level revenue growth we have seen over the past four quarters pulled back during this second quarter due to the challenging macroeconomic environment coupled with the toughest advertising quarter of the year due to seasonality. To counteract that, our various advertising and marketing initiatives resulted in a 22% sequential increase in quarterly active units in Fiscal 2023 Q2 over Q1, as we continue to perform well in the distribution of players and increase our platform footprint, which we believe will bode well when the market recovers and ad dollars return more robustly,” said Jon Niermann, CEO of Loop Media. “Our ability to scale distribution and continue to convert those dollars into meaningful growth of our Loop Player footprint is a testament to our execution, while we navigate a continued challenging macroeconomic environment in the industry.”

“In addition, we are being extra diligent to scrutinize costs, reduce spending and create efficiencies where we can to strengthen the bottom line. We’ve already pinpointed significant cost reductions by the end of Q3 that we believe will help achieve this goal while also building our margins. We believe this can happen without jeopardizing future growth while we work our way aggressively towards becoming positive cashflow,” Niermann added.

“We’re now ready and able to deploy our direct sales initiative designed to accelerate Loop’s ad revenue growth directly from marketers and their agencies. This is expected to apply positive pressure to Loop’s inventory, increasing sell-through while growing CPMs.  We believe a healthy mix of direct + programmatic ad revenue is coming at the right time given Loop’s size and leadership position in the CTV for Business and DOOH marketplace,” said Bob Gruters, CRO of Loop.

Fiscal Second Quarter 2023 Financial Results

In the fiscal second quarter, revenue increased approximately 11% to $5.4 million compared to $4.9 million in the year-ago period. The increase was primarily driven by significantly more Loop Players deployed into the market and the benefit from Loop’s Partner Platform business launched in May 2022.

Gross profit in the fiscal second quarter of 2023 increased slightly to $1.6 million compared to $1.4 million for the same period in fiscal 2022. Gross margin was 29.4% compared to 28.0% in the prior period. The slight increase was primarily driven by new contracts with reduced average content costs. When compared to the prior quarter, fiscal Q2, gross margin decreased primarily due to lower revenue and recurring content costs.

Total sales, general, and administrative (“SG&A”) expenses (excluding stock-based compensation and depreciation and amortization) in the fiscal second quarter of 2023 were $7.8 million compared to $4.7 million for the same period in fiscal 2022. The increase in SG&A was primarily due to greater marketing, customer acquisition and increased headcount.

Net loss in the fiscal second quarter of 2023 was $9.8 million or $(0.17 per share, compared to a loss of $5.0 million or $(0.11) per share for the same period in fiscal 2022.

Adjusted EBITDA in the fiscal second quarter of 2023 was $(5.6) million compared to $(3.0 million for the same period in fiscal 2022.

On March 31, 2023, cash and cash equivalents were $4.7 million compared to $7.8 million on December 31, 2022. The decrease was primarily driven by marketing spend and non-recurring expenses related to licensed content. As of March 31, 2023, the Company had total debt of $9.1 million compared to $9.2 million at December 31, 2022.

Conference Call

The Company will conduct a conference call today, May 11, 2023, at 5:00 p.m. Eastern Daylight Time to discuss financial and operating results for its second quarter ended March 31, 2023.

Loop’s management will host the conference call, followed by a question and answer period.

Date: May 11, 2023

Time: 5:00 p.m. Eastern Standard Time

Participant registration link: here

The conference call will also be available for replay on the investor relations section of the Company’s website at www.loop.tv/investors.

About Loop Media, Inc.

Loop Media, Inc. (“Loop Media”) (NYSE American: LPTV) is a leading digital out of home (DOOH) TV and digital signage platform optimized for businesses, streaming more than 200 free music video, news, sports and entertainment channels through its Loop TV service. Loop Media is the leading company in the U.S. licensed to stream music videos to businesses through its proprietary Loop Player.

Loop Media’s digital video content reaches millions of viewers in DOOH locations including bars/restaurants, office buildings, retail businesses, college campuses, airports and on free ad-supported TV platforms like Roku and at local gas stations on GSTV terminals in the United States.

Loop is fueled by one of the largest and most important video libraries that includes music videos, movie trailers and live performances. Loop Media’s non-music channels cover a multitude of genres and moods and include movie trailers, sports highlights, lifestyle and travel videos, viral videos and more.  Loop Media’s streaming services generate revenue from advertising, sponsorships, integrated marketing and branded content and from subscriptions.

To learn more about Loop Media products and applications, please visit us online at Loop.tv

Follow us on social:

Instagram: @loopforbusiness

Twitter: @loopforbusiness

LinkedIn: https://www.linkedin.com/company/looptv/

Safe Harbor Statement and Disclaimer

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, Loop Media’s expected 2023 results, ability to compete in the highly competitive markets in which it operates, statements regarding Loop Media’s ability to develop talent and attract future talent, the success of strategic actions Loop Media is taking, and the impact of strategic transactions. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including "will," "may," "expects," "projects," "anticipates," "plans," "believes," "estimate," "should," and certain of the other foregoing statements may be deemed forward-looking statements. Although Loop Media believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. Loop Media takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by Loop Media. Loop Media’s SEC filings are available at www.sec.gov.

Non-GAAP Measures

Loop Media uses non-GAAP financial measures, including adjusted EBITDA and quarterly active units or QAUs, as supplemental measures of the performance of the Company’s business. Use of these financial measures has limitations, and you should not consider them in isolation or use them as substitutes for analysis of Loop Media’s financial results under generally accepted accounting principles in the United States of America (“U.S. GAAP”). The tables below provide a reconciliation of adjusted EBITDA to the most nearly comparable measure under U.S. GAAP.

The Company defines an “active unit” as (i) an ad-supported Loop Player (or DOOH location using our ad-supported service through our “Loop for Business” application or using a DOOH venue-owned computer screening our content) that is online, playing content, and has checked into the Loop analytics system at least once in the 90-day period or (ii) a DOOH location customer using our paid subscription service at any time during the 90-day period. The Company uses “QAU” to refer to the number of such active units during such period.

Loop Media Investor Contact
James Cerna, Head of Capital Markets
ir@loop.tv

Loop Media Press Contact
looptv@5wpr.com